Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated December 9, 2004 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Walt Disney Company, which appears in The Walt Disney Company’s Annual Report on Form 10-K for the year ended September 30, 2004.  We also consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated June 20, 2005 relating to the financial statements appearing in the Annual Reports on Form 11-K of the Disney Salaried Savings and Investment Plan and the Disney Hourly Savings and Investment Plan for the year ended December 31, 2004.

PricewaterhouseCoopers LLP
Los Angeles, California
October 6, 2005